Exhibit 10.3
[ADDRESSEE]
[ADDRESS LINE 1]
[ADDRESS LINE 2]
[CITY, STATE AND ZIP CODE]

[DATE]

Dear [NAME],
The purpose of this letter is to set forth certain terms and conditions relating to your employment with Rexnord Corporation (the "Company") or one of its subsidiaries (the Company and its subsidiaries being collectively referred to herein as the "Employer") and your right to participate in certain benefit plans of the Employer.
Base Salary
In consideration of your services, your salary will be [$_________ per year], subject to review from time to time, payable in accordance with the standard payroll practices of the Employer and subject to all withholdings and deductions as required by law.
Annual Bonus
You will be eligible to participate in the Company's Management Incentive Compensation Plan (the "MICP") or such other annual bonus plan that the Employer establishes from time to time, in accordance with the terms of the MICP or such other plan. The Company typically pays out bonuses under the MICP or other applicable plan in the month of May.
Equity Grants
The Company will determine from time to time whether to provide you with any type of equity grant, such as a grant of options, restricted stock units or performance stock units. Any equity grants that you receive will be governed by the terms of the plan under which they are granted and the applicable grant agreement.

Benefits
You will be eligible to participate in the employee benefit plans and programs generally available to the Employer's similarly-situated senior executives, including group medical, dental and vision plans, wellness plans, disability benefit plans or programs, life insurance plans, retirement plans, deferred compensation plans and company-provided automobiles or automobile allowances, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation in accordance with the Employer's policies in effect from time to time. The Employer reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.
Withholding
All forms of compensation paid to you as an employee of the Employer shall be less all applicable withholdings.
Stock Ownership Requirements
You will be subject to the Rexnord Executive Officer Stock Ownership Guidelines or any successor stock ownership guidelines applicable to executives that are in place from time to time.
At-Will Employment
Unless otherwise provided in an employment or other similar agreement between you and the Employer, your employment with the Employer will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Employer may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Employer.
Severance and Change in Control Benefits
You are entitled to participate in the Rexnord Corporation Executive Severance Plan (the "Severance Plan") and the Rexnord Corporation Executive Change in Control Plan (the "Change in Control Plan"). The Severance Plan provides salary continuation and subsidized COBRA benefits to eligible executives in the event that an eligible executive's employment ends due to an involuntary termination by the Employer without cause, in accordance with the terms of such Severance Plan.

The Change in Control Plan provides salary continuation and accelerated equity award vesting in the event that there is a change in control of the Company and an eligible executive's employment ends under certain circumstances in connection with such a change in control of the Company, in accordance with the terms of such Change in Control Plan. A copy of the Severance and Change in Control Plans, as currently in effect, have been enclosed for your reference.
No Duplication of Benefits
This letter agreement replaces any agreement that you have with the Employer relating to your employment or any agreement or plan providing severance or change in control benefits, including but not limited to any employment agreement, any retention and change in control agreement and the Rexnord LLC Severance Pay Plan.
Executive Covenants
You will be subject to the Rexnord Code of Business Conduct and Ethics (the “Code”) and a Confidentiality Agreement, both of which you signed when your employment began. Among other things, the Code and Confidentiality Agreement require you to safeguard confidential information such as information regarding product design, manufacturing processes, supply sources, customer identification, pricing, sales distribution and marketing and prohibit you from soliciting customer or employees for a period of two years following your departure from the Employer. In addition, if you have received an equity grant, these restrictive obligations, as well as a non-compete covenant, are required by the Equity Award Agreement(s) that you executed in consideration for the equity grants that you received. Finally, you will be subject to the same restrictive obligations by virtue of your participation in the Severance Plan and Change in Control Plan.
Clawback
Any amounts payable hereunder, including amounts payable under this letter or the plans referred to herein, are subject to the terms of the Company's or any other Employer's recoupment, clawback or similar policies as may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of any cash or other property received under this letter.
Governing Law
This offer letter shall be governed by the laws of Wisconsin, without regard to conflict of law principles.

Contingencies
This letter is contingent upon your acceptance of the terms of the letter below. This letter will be withdrawn if this condition is not satisfied.

Sincerely,

................................................................
George Powers

On behalf of Rexnord Corporation

Signed .....................................................

Acceptance of Terms of this Letter
I have read, understood and accept all the terms of this letter as set forth above and the terms of the Severance Plan and the Change in Control Plan, as attached hereto. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter or the Severance Plan and Change in Control Plan, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter. I hereby consent to the terms of the above letter, the Severance Plan and the Change in Control Plan, including but not limited to the confidentiality, nonsolicitation, noncompetition, nondisparagement and other similar terms of such Plans and to the termination of my participation in any other severance or change in control plans of the Employer or any employment, severance or change in control agreement with the Employer.

[NAME OF EXECUTIVE]

Signed .....................................................

Date ........................................................